EXHIBIT 9.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-U

Current Report Pursuant to Regulation A

Date of Report: April 5, 2022

(Date of earliest event reported)

UNBANKED, INC.

(Exact name of issuer as specified in its charter)

Commission File Number:024-11485

Delaware	82-3930500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3010 Haven Reserve

Alpharetta, GA 30004

(Full mailing address of principal executive offices)

210-913-4445

(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A: Class B Non-Voting Common Stock, par value $0.46 per share

This Current Report on Form 1-U is issued in accordance with Rule 257(b)(4) of Regulation A, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 4.01   Change in Issuer’s Certifying Accountant.

Dismissal of Independent Registered Public Accounting Firm as Auditor

On April 5, 2022, UNBANKED, Inc (the “Company”), doing business as “UNBANKED,” chose not to re-engage Sensiba SAN FILLOPO, LLP (“Sensiba”), the Company’s independent public accounting firm responsible for conducting the audit of its 2018 through 2020 financial statements, as its auditor. The decision was approved by the board of directors of the Company. The decision was primarily due to the fact that the Company identified another audit firm that could perform the audit services required for the 2021 financial audit within the required timeframe.

No audit report of Sensiba contained an adverse opinion or a disclaimer of opinion, nor was any qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from December 31, 2020, when the Company first engaged Sensiba, through April 5, 2022, and the subsequent interim period through the date of this Current Report, there were (i) no disagreements between the Company and Sensiba on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to Sensiba’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Sensiba with a copy of the foregoing disclosures and requested it to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Sensiba agrees with the statements made by the Company in the foregoing disclosures. A copy of the letter has been filed as Exhibit 1.11 to this report.

Engagement of New Independent Registered Public Accounting Firm as Auditor

On April 5, 2022, the Company engaged TAXDROP LLC (“TaxDrop”) as the Company’s independent public accounting firm to perform its audit for the year ended December 31, 2021, which was approved by the board of directors of the Company.

During the period from April 5, 2022 through April 15, 2022, and the subsequent interim period through the date of this Report, neither the Company nor anyone on its behalf has consulted with TaxDrop regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that TaxDrop concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are defined in Regulation S-K Item 304(a)(1)(iv) and (v), respectively.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNBANKED, Inc.
a Delaware corporation

by:	/s/ Daniel Gouldman
Name:	Daniel Gouldman
Its:	CEO / Co-Founder
Date:	June 16, 2022

by:	/s/ Ian Kane
Name:	Ian Kane
Its:	CEO / Co-Founder
Date:	June 16, 2022

Exhibits to Form 1-U

Index to Exhibits

Exhibit No.	Description

1.11	Letter from Sensiba, LLC to the Securities & Exchange Commission, dated June 16, 2022

EXHIBIT 1.11

June 16, 2022

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549-0405

RE: UNBANKED, Inc, Form 1-U (File No. 024-11620)

We have read the statements made by UNBANKED, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4(a) of Form 1-U, as part of the Form 1-U of UNBANKED, Inc. dated June 16, 2022. We agree with the statements concerning our Firm in such Form 1-U.

Very truly yours,

Sensiba San Filippo, LLP

San Jose, California